Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors AMERIGROUP Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2005, relating to the consolidated balance sheets of AMERIGROUP Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated income statements and statements of stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of AMERIGROUP Corporation.

Norfolk, Virginia May 18, 2005